Exhibit 4.3

SUBSCRIPTION AGENT AGREEMENT

                              , 2010

American Stock Transfer & Trust Company, LLC

59 Maiden Lane

New York, New York 10038

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, First Mariner Bancorp (the Company), hereby confirms its arrangements with you as follows:

1.                                       Rights Offering — The Company is distributing, at no charge, to the holders of shares of its common stock, par value $0.05 per share (“Common Stock”), as of 5:00 p.m., Eastern Standard Time, on               , 200         (the “Record Date”), non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Rights Offering”). Each holder of record is entitled to receive one Right for each share of Common Stock held by such holder at the Record Date. Each Right entitles the holder thereof to subscribe for                  shares of Common Stock (the “Basic Subscription Privilege”) at a subscription price of $           per full share of Common Stock (the “Subscription Price”). Each holder of Rights who exercises in full its Basic Subscription Privilege will be entitled, if any, available as a result of any unexercised Rights, to subscribe for additional shares of Common Stock at the Subscription Price pursuant to the Basic Subscription Privilege (the “Over-Subscription Privilege”). To the extent that sufficient Remaining Shares are not available to honor all Over-Subscription Privilege requests, the Remaining Shares will be allocated as described in the Prospectus.  Rights shall cease to be exercisable at 5:00 p.m., Eastern Standard Time, on                 , 2010, or such later date of which the Company notifies you orally and confirms in writing (the “Expiration Date”).  The Rights Offering will be conducted in the manner and upon the terms and conditions set forth in the Company’s final Prospectus, dated as of                     , 2010 (the “Prospectus”), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.                                       Appointment of Subscription Agent — You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.                                       Delivery of Documents — Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

(a)                                  a copy of the Prospectus, attached hereto as Annex A;

(b)                                 the form of Rights Certificate (with instructions), attached hereto as Annex B;

(c)                                  Form of Instructions to Rights Certificate, attached hereto as Annex C; and

(d)                                 Form of Letter to Shareholders who are Record Holders, attached hereto as Annex D.

As soon as is reasonably practical, you shall mail or cause to be mailed to each holder of Common Stock at the close of business on the Record Date: (i) a Rights Certificate evidencing the Rights to which such holder is entitled, (ii) the Subscription Documents, (iii) a Prospectus; and (iv) a return envelope addressed to you. Prior to mailing, the Company will provide you with blank Rights Certificates which you will prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled.  The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Rights Certificates.

4.                                       Subscription Procedure —

(a)                                  Upon your receipt prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (ii) any Rights Certificate completed and endorsed for exercise, as provided on the reverse side of the Rights Certificate, and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer & Trust Company, you shall as soon as practicable after the Expiration Date, but after performing the procedures described in subparagraphs (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates representing shares of Common Stock duly subscribed for (pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege) and furnish a list of all such information to the Company.

(b)                                 As soon as practicable after the Expiration Date you shall calculate the number of shares of Common Stock to which each subscriber is entitled pursuant to the Over-Subscription Privilege. The Over-Subscription Privilege may only be exercised by holders who purchase all of the shares of Common Stock available to them pursuant to the Basic Subscription Privilege.  The shares of Common Stock available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Privilege (the “Remaining Shares”).  Where there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Over-Subscription Privilege, each holder shall be allotted the number of additional shares subscribed for. If the aggregate number of shares of Common Stock subscribed for under the Over-Subscription Privilege exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Over-Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of shares requested by each shareholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges.  Any fractional shares of Common Stock to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the nearest whole share of Common Stock.

(c)                                  Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Over-Subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, furnish a list of all such information to the Company.

(d)                                 Upon calculating the number of shares of Common Stock to which each subscriber is entitled pursuant to the Over-Subscription Privilege and assuming payment for the additional shares of Common Stock subscribed for has been delivered, you shall mail, as contemplated in subparagraph (a) above, the certificates representing the additional securities which the subscriber has been allotted. If a lesser number of shares of Common Stock is allotted to a subscriber under the Over-Subscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Over-Subscription Privilege are mailed.

(e)                                  Funds received by you pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege shall be held by you in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional shares subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for shares sold in the Rights Offering.

5.                                       Defective Exercise of Rights Lost Rights Certificates — The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Rights Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Rights Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Rights Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Company’s Common Stock.

6.                                       Delivery — You shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Rights Certificates.

7.                                       Reports — You shall notify the Company by e-mail on or before the close of business each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (a “daily notice”), of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iii) the cumulative total of the information set forth in clauses (i) through (ii) above.  At or before 5:00 p.m., Eastern Standard Time, on the first NASDAQ Global Market (“NGM”) trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (ii) above.  You shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights.  You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 8 by e-mail.

8.                                       Future Instructions — With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Edwin F. Hale, Sr., Chairman and Chief Executive Officer

Mark A. Keidel, President and Chief Operating Officer

Paul Susie, Senior Vice President and Chief Financial Officer

9.                                       Payment  of Expenses — The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $                       plus your reasonable out-of-pocket expenses. The Company will pay an additional fee equal to one-third of the Subscription Agent fee for each extension of the Offering, plus any out-of-pocket expenses associated with such extension.

Fees will be paid by:

First Mariner Bancorp

1501 S. Clinton Street

Baltimore, Maryland 21224

Attention: Paul Susie

Telephone: (410) 342-2600

Telecopy: (410) 558-4496

Email:  psusie@1stmarinerbank.com

10.                                 Counsel — You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice an opinion of such counsel.

11.                                 Indemnification — The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

12.                                 Notices — Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows

(a)                                  If to the Company, to:

First Mariner Bancorp

1501 S. Clinton Street

Baltimore, Maryland 21224

Attention:

Telephone: (410) 342-2600

Telecopy: (410) 558-4496

(b)                                 If to you, to:

American Stock Transfer & Trust Company, LLC

59 Maiden Lane

New York, N.Y. 10038

Attention: George Karfunkel

Telephone: (718) 921-8200

Telecopy: (718) 236-4588

[Signature page follows]

Yours truly,

FIRST MARINER BANCORP

By:

Name:

Title:

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:

Name:

Title:

Fee Schedule

Flat Fee of $                          .

Plus reasonable out-of-pocket expenses.